Exhibit 4(c)(2)

Home Office: Cincinnati, Ohio

Administrative Office: [P.O. Box 5423, Cincinnati, OH 45201-5423]

S&P 500 FLOOR INDEXED STRATEGY

Crediting Strategy Endorsement

Index Gain Subject to a Maximum Gain for the Term

No Index Loss (Maximum Loss 0%)

Bailout Feature

Gain

Each day, the value of the Strategy includes the Vested Gain, if any, for the Term.

Vested Gain, if any, is calculated on and added to the remaining investment base for the current Term. For this purpose, the investment base starts with the amount applied to that Strategy at the start of the current Term. It is then reduced to pay for each withdrawal or charge taken from the Strategy during the current Term.

No Loss

During each Term of this Strategy, the maximum loss is 0%. This means that on a day that the Index Change for the Term is negative, the value of the Strategy is equal to the remaining investment base for the current Term.

Index Change

For this Strategy, Index Change is the increase or decrease in the S&P 500® Index over a Term. This increase or decrease is expressed as a percentage of the Index Value at the start of the Term. It is measured from the Index Value at the start of the Term to the Index Value at the last Market Close on or before the date that the Index Change is determined.

Index Value

For this Strategy, the Index Value is the standard industry value of the S&P 500 Index. It is determined at each Market Close. The Index Value at the start of a Term is its value at the last Market Close on or before the first day of that Term. The Index Value at the end of a Term is its value at the final Market Close of that Term.

Market Close

A Market Close for this Strategy is the close of regular trading on the New York Stock Exchange on each day that is a Market Day.

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Vested Gain

Vested Gain is the portion any positive Index Change for the Term that is taken into account when determining the value of the Strategy. For any day of a Term, the Vested Gain is equal to:

1)	any positive Index Change for the Term, but not exceeding the Maximum Gain set for the Term; multiplied by

2)	the applicable vesting factor for that day; and then multiplied by

3)	the remaining investment base for the current Term.

The vesting factors are set out on the Contract Specifications page.

Maximum Gain

The Maximum Gain is the largest positive Index Change for a Term taken into account to determine the Vested Gain. We will set the Maximum Gain for each initial or renewal Term of this Strategy before the first day of that Term. For a given Term, we may set a different Maximum Gain for amounts attributable to Purchase Payments received on different dates. The Maximum Gain for each Term of this Strategy shall never be less than 1%.

Bailout

We will waive the Early Withdrawal Charge [and Market Value Adjustment] on amounts that you withdraw from this Contract at the end of a current Term if the amounts are held under this Strategy and either:

1)	the Maximum Gain set for the next Term of this Strategy is less than the Bailout Trigger for the current Term; or

2)	this Strategy will not be available for the next Term.

If this waiver will apply to this Strategy at the end of the current Term, we will notify you in writing at least thirty (30) days before the current Term ends. You may elect a withdrawal under this provision by a Request in Good Order. Such a request must be received by us before the end of the current Term.

This waiver will only apply to the amount held under this Strategy for the Term that is ending. It will not apply to amounts then held under a different Strategy, or to amounts held under the same Strategy for a Term ending a different date. You may not carry over any unused part of the waiver from one Term to the next.

Bailout Trigger

Each current Term of this Strategy has its own Bailout Trigger, even if no funds are held under this Strategy for that Term. The Bailout Trigger for one current Term of this Strategy may be different from the Bailout Trigger for another current Term of this Strategy that started on a different date.

For a current Term, the Bailout Trigger for this Strategy is equal to the lowest of:

1)	the initial Bailout Trigger of [3.00%]; or

2)	the Bailout Trigger for the Term that ended on the date the current Term began; or

3)	the Maximum Gain set for the current Term.

If the Maximum Gain is never set below the Bailout Trigger, then the Bailout Trigger will not change. If the Maximum Gain is ever set below the Bailout Trigger, then the Bailout Trigger will be reduced for the new Term and for each Term that starts on an anniversary of that Term start date.

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Index Information

The S&P 500® Index is the Standard & Poor’s 500TM Index. It excludes any dividends that may be paid by the firms that comprise the Index

[S&P 500 Index is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by MassMutual Ascend Life Insurance Company. Standard & Poor’s® and S&P® are trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by MassMutual Ascend Life Insurance Company. MassMutual Ascend Life Insurance Company’s products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of MassMutual Ascend Life Insurance Company’s products or any member of the public regarding the advisability of investing in securities generally or in MassMutual Ascend Life Insurance Company’s products particularly or the ability of the S&P 500 Index to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to MassMutual Ascend Life Insurance Company with respect to the S&P 500 Index is the licensing of the Indexes and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to MassMutual Ascend Life Insurance Company or MassMutual Ascend Life Insurance Company’s products. S&P Dow Jones Indices have no obligation to take the needs of MassMutual Ascend Life Insurance Company or the owners of MassMutual Ascend Life Insurance Company’s products into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of MassMutual Ascend Life Insurance Company’s products or the timing of the issuance or sale of MassMutual Ascend Life Insurance Company’s products or in the determination or calculation of the equation by which MassMutual Ascend Life Insurance Company’s products are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of MassMutual Ascend Life Insurance Company’s products. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment or tax advisor. A tax advisor should be consulted to evaluate the impact of any tax-exempt securities on portfolios and the tax consequences of making any particular investment decision. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY MASSMUTUAL ASCEND LIFE INSURANCE COMPANY, OWNERS OF MASSMUTUAL ASCEND LIFE INSURANCE COMPANY’S PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MASSMUTUAL ASCEND LIFE INSURANCE COMPANY, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.]

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GAIN UNDER THIS CREDITING STRATEGY IS DETERMINED IN PART BASED ON THE S&P 500 INDEX. HOWEVER, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY EQUITY INVESTMENTS.

This is part of your Contract. It is not a separate contract. It changes the Contract only as and to the extent stated. In all cases of conflict with the other terms of the Contract, the provisions of this Endorsement shall control.

Signed for us at our office as of the Contract Effective Date.

[ ]	[ ]
[Mark F. Muething]	[John P. Gruber]
[Executive Vice President]	[Secretary]

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